EXHIBIT 99.1

PREMIERWEST BANCORP COMPLETES ACQUISITION OF
STOCKMANS FINANCIAL GROUP

Deal Adds Five Branches in the Sacramento Area

MEDFORD, OR, Jan. 28, 2008 – PremierWest Bancorp (NASDAQ: PRWT), parent company of PremierWest Bank, announced today the completion of its acquisition of California-based Stockmans Financial Group, parent company of Stockmans Bank, by merger on January 26, 2008. Stockmans shareholders will receive either 8.1436 shares of PremierWest common stock or $92.6825 for each share of Stockmans Financial Group common stock, giving the transaction a total value of approximately $83.7 million.

PremierWest Bancorp will issue approximately 5,357,426 shares of common stock and pay $22,769,059 to Stockmans shareholders in connection with the merger. The combined organization has assets of approximately $1.5 billion and deposits of approximately $1.2 billion. The merger adds five Sacramento branches to PremierWest Bank’s network of 41 Northern California, Southern Oregon and Central Oregon locations.

“PremierWest and Stockmans share a common approach to community banking with a focus on people doing business with people,” said John Anhorn, PremierWest Bancorp CEO. Anhorn continued, “We are excited about the opportunities for customers, shareholders and employees with the expansion of PremierWest Bank’s presence in the Sacramento area.”

John Anhorn will continue to lead the combined organizations as CEO of PremierWest Bancorp. Gary Wright, previously CEO and president of Stockmans Financial Group and Stockmans Bank, will join the PremierWest board of directors and senior management of Stockmans Bank will continue with the combined organization.

PremierWest Bancorp was advised in the transaction by D.A. Davidson & Co., Inc., as financial advisor, and Foster Pepper LLP, as legal counsel.

About PremierWest Bancorp

PremierWest Bancorp (NASDAQ: PRWT) is the parent company of PremierWest Bank, an Oregon-based community bank with 46 branches in Oregon and Northern California. PremierWest first expanded into California with its acquisition of Timberline Community Bank and its eight branches in 2001 and later acquired Mid Valley Bank with five branches in 2004. Twenty-one of PremierWest’s bank branches were acquired through mergers and twenty were de novo branches. For more information, visit www.PremierWestBank.com